Exhibit 99.3
                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is entered into this 1 day of October 2003 by and between Dynamic Imaging, Inc. (the "Company") and Mark Graham, (the "Consultant").

         WHEREAS, the Consultant is skilled in Design and Administrative fields; and

         WHEREAS, the Company desires to engage the Consultant to assist the Company in its efforts in improve in those areas in which the Consultant is skilled.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed:

         The Company hereby engages the Consultant and the Consultant hereby accepts this engagement on a non-exclusive basis pursuant to the terms and conditions of this Consulting Agreement.

         Consultant has already provided and shall provide the Company with ongoing consulting services in the areas set forth above. Consultant has met and shall meet with the Company's Officers and the Board of Directors, as they shall reasonably require. Consultant has provided and shall provide these services on an as-needed basis, but no less than three days per week unless advised to the contrary by the Company. These services have been provided and may be provided either at the Company's principal place of business or at the business address of the Consultant, depending on the nature and type of services provided.

         In order to assist the Consultant with his duties, the Company will provide the Consultant with such information as may be required by the Consultant. The Company will make available to Consultant such matters as are reasonably necessary in order for the Consultant to carry out the Consultant's responsibilities.

         Although dated at a later date, the Agreement shall be effective as of the 1st day of October 2003, and shall continue until the 31st day of September 2004.

         In consideration of the services that have been provided and that are to be provided, the Consultant shall receive a fee of two million five hundred thousand (2,500,000) shares of the Company's common stock.

         The Company will register these shares pursuant to a registration on Form S-8.

         During the term of this Agreement, each party may have access to trade secrets, know how, formulae, customer and price lists, all of which are valuable, special, proprietary and unique assets of each. Each party agrees that each party shall keep all of such information confidential and shall not divulge such information either during the term of this Agreement or subsequent thereto.

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         At the termination of this Agreement, or at any other time, either party may request the other party to deliver to the other, without retaining any copies, notes or excerpts thereof, off written or transcribed or pictorial or graphic information made by or compiled by, or delivered or made available to or otherwise obtained by the respective parties. However, the foregoing provision shall not prohibit the Consultant from engaging in any work at any time following the termination of this Agreement that does not conflict with the terms of this Agreement.

         This Agreement may be terminated for "Proper Cause" prior to the expiration of its stated term in the sole and absolute discretion of either party. As used in this Agreement, "Proper Cause" shall be limited to a conviction of civil or criminal fraud, whether a felony or a misdemeanor. Such termination shall not prejudice any other remedy to which either party may be entitled either at law, in equity or under this Agreement.

         Except as otherwise provided herein, any notice or other communication to any party pursuant to or relating to this Agreement and the transactions provided for herein shall be deemed to have been given or delivered when deposited in the U.S. mail, registered or certified, postage prepaid, addressed to the principal place of business of the receiving party, or to such other address as may be designated by either party in writing, pursuant to this provision.

         This Agreement shall be governed by and interpreted pursuant to the laws of the State of Florida. By entering into this Agreement, the parties agree to the jurisdiction of the Florida courts, with venue in Florida. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party costs and reasonable attorney's fees.

         This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary, in making proof of this Agreement to produce or account for more than one counterpart. Nothing contained herein shall be construed as creating a joint venture or partnership arrangement between Consultant and the Company.

IN WITNESS WHEREOF, the parties hereto have subscribed their hands on the day and year first written above.

CONSULTANT:                             COMPANY:
Mark Graham                             Dynamic Imaging, Inc.

 By: /s/ Mark Graham                    By: /s/Roland Breton
     -------------------                    ----------------
     Mark Graham                            Roland Breton
                                            President and CEO